Exhibit 10.3
Subscription Agreement Amendment

This Amendment No. 1 (this “Amendment”) to each of the Subscription Agreements dated August 4, 2006 (the “Agreements” and each, an “Agreement”) between Petramerica Oil, Inc., a Colorado Corporation (“Company”), on the one hand, and the two subscribers signatory hereto (“Subscribers”) is entered into on September 6, 2006 by and among the Company and each of the Subscribers. Capitalized terms used herein but not defined herein have the meanings assigned to them in the Agreements.

Introduction

Each of the Subscribers entered into an Agreement with the Company to purchase shares of no par value common stock of the Company. In light of certain developments, the parties have agreed to make certain changes to the Agreements and accordingly agree as follows:

1.	The Introductory Paragraph of the Agreement with Univest Group is hereby amended by replacing the number “250,000” in the second line with “287,500”.

2.	Section 3(c) of each of the Agreements is hereby amended by adding the following sentences at the end of the paragraph:

“For the avoidance of doubt, a Piggyback Registration shall include the registration of shares of the Company on Form SB-2, which registration shall include registering the shares held by certain significant shareholders of the Company (the “Resale Registration”). Subscriber agrees that it will not sell, transfer, gift or hypothecate, directly or indirectly, under such registration for a period commencing on the effective date of the registration statement filed for the Resale Registration and ending 180 days thereafter (the “Lock-Up Period”).

3.	Section 8 of each of the Agreements is hereby amended by adding a new clause (f) to read as follows:

“No officer, director, employee or significant shareholder of the Company has any plans to sell a Material Portion of the common stock of the Company prior to the expiration of the Lock-Up Period. The Company hereby covenants that it will not permit any of its directors, officers and employees to make any such sales prior to the expiration of the Lock-Up Period. For the purposes of this Agreement, Material Portion of the common stock of the Company means an amount of shares of common stock of the company in excess of twenty-five percent of the average weekly reported volume of trading of such shares during the four prior calendar weeks.”

4.	Section 9(a)(iii) of each of the Agreements is hereby amended by replacing “Chris Brady” with “Khaled Magdy El-Marsafy”.

5.	Section 9(b)(iii) of each of the Agreements is hereby amended by replacing “the registered broker-dealer of the Chart Group L.P.” with “Univest Group, Ltd.”.

6.	Except as amended by this Amendment, the Agreements remain in full force and effect.

7.	This Amendment shall be governed and construed in accordance with the laws of the State of California, without reference to the conflict of laws rules contained therein.

8.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document.

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In Witness Whereof, the parties hereto have executed this agreement as of the date first above written.

Petramerica Oil, Inc.

By:____________________
Gregory Lykiardopoulos
CEO

Al-Deera Holding Co. KSCC

By:______________________
Khaled Magdy El-Marsafy
General Manager

Univest Group

By:_____________________
Khaled Magdy El-Marsafy
Vice Chairman

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